Exhibit 4.7-Promissory note/warrant/debenture September 07, 2004

                                Promissory Note

RECITATIONS:

Date:

Borrower: McKenzie Bay International Limited

Borrower's Address: 975 Spaulding Avenue
                    Grand Rapids, MI 49546
Payee:_______________________________

Place for Payment:___________________

Principal Amount:$____________________


INTEREST RATE: 12 %. Annual interest rate on matured, unpaid amounts shall be the maximum amount permitted by the Laws of the State of Michigan. Interest will be paid for the actual number of days the debt has been outstanding, from the date of the loan thru the date of repayment.

PAYMENT TERMS.  This Note is due and payable as follows, to-wit:
$__________________ principal. The payment and interest are due and payable on the 14th day of November 2004, unless previously converted by the debenture holder, or, Borrower has received an effective registration statement from the US Securities and Exchange Commission, which extends the maturity date of the
Note 90 days from the date the registration statement goes effective. If each payment is not paid on time, the remaining balance will be subject to the maximum amount of interest permitted by the Laws of the State of Michigan.

BORROWER'S PRE-PAYMENT RIGHT. Borrower reserves the right to prepay this Note in whole or in part, prior to maturity, without penalty.

PLACE FOR PAYMENT. Borrower promises to pay to the order of Payee at the place for payment and according to the terms for payment the principal amount plus interest at the rates stated above. All unpaid amounts shall be due by the final scheduled payment date.

DEFAULT AND ACCELERATION CLAUSE. If Borrower defaults in the payment of this Note or in the performance of any obligation, and the default continues after Payee gives Borrower notice of the default and the time within which it must be cured, as may be required by law or written agreement, then Payee may declare the unpaid principal balance and earned interest on this Note immediately due. Borrower and each surety, endorser, and guarantor waive all demands for payment, presentation for payment, notices of intentions to accelerate maturity, notices of acceleration of maturity, protests, and notices of protest, to the extent permitted by law.

INTEREST ON PAST DUE AMOUNT. All past due payments of principal and/or interest and/or all other past-due incurred charges shall bear interest after maturity at the maximum amount of interest permitted by the Laws of the State of Michigan until paid. Failure by Borrower to remit any payment by the 15th day following the date that such payment is due entitles the Payee hereof to declare the entire principal and accrued interest immediately due and payable. Payee's forbearance in enforcing a right or remedy, as set forth herein, shall not be deemed a waiver of said right or remedy for a subsequent cause, breach or default of the Borrower's obligations herein.

INTEREST. Interest on this debt evidenced by this Note shall not exceed the maximum amount of non-usurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of the maximum shall be credited on the principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides other provisions in this instrument (and any other instruments) concerning this debt.

FORM OF PAYMENT. Any check, draft, wire transfer, or other instrument given in payment of all or any portion hereof may be accepted by the holder and handled in collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of the holder hereof except to the extent that actual cash proceeds of such instruments are unconditionally received by the payee and applied to this indebtedness in the manner elsewhere herein provided.

ATTORNEY'S FEES. If this Note is given to an attorney for collection or enforcement, or if suit is brought for collection or enforcement, or if it is collected or enforced through bankruptcy, or other judicial proceeding, then Borrower shall pay Payee all reasonable costs of collection and enforcement, including reasonable attorney's fees and court costs in addition to other amounts due.

SEVERABILITY. If any provision of this Note or the application thereof shall, for any reason and to any extent, be invalid or unenforceable, neither the remainder of this Note nor the application of the provision to other persons, entities or circumstances shall be affected thereby, but instead shall be enforced to the maximum extent permitted by law.

BINDING EFFECT. The covenants, obligations and conditions herein contained shall be binding on and inure to the benefit of the heirs, legal representatives, and assigns of the parties hereto.

DESCRIPTIVE HEADINGS. The descriptive headings used herein are for convenience of reference only and they are not intended to have any effect whatsoever in determining the rights or obligations under this Note.

CONSTRUCTION. The pronouns used herein shall include, where appropriate, either gender or both, singular and plural.

GOVERNING LAW. This Note shall be governed, construed and interpreted by, through and under the Laws of the State of Michigan.


Borrower is responsible for all obligations represented by this Note.

EXECUTED this __________ day of _______________________, 20_____.

____________________________________
Gregory N. Bakeman
Chief Financial Officer
McKenzie Bay International Ltd

==========================================================

                        McKenzie Bay International Ltd.

                                   DEBENTURE



Issuer:                McKenzie Bay International Ltd.

Securities:            $750,000 Convertible Securities (the "Convertible"),
                       convertible into shares of McKenzie Bay International
                       Ltd. (the "Company") common stock (the "Common Stock").
                       May be divided into individual issues of $25,000 debentures.

Interest Accrual To Begin: August 23, 2004.

Promise to Pay:      McKenzie Bay International Ltd., a corporation duly
                     organized and existing under the laws of the State of Delaware will, in accordance with the terms of this Convertible Debenture, pay to the Investor or the Investor's successors, assigns or legal representatives, the sum of $750,000 with interest thereon until the principal and interest shall have been fully paid at the rate of 12% per annum. Interest shall be payable in cash upon Conversion of this Convertible into shares of common stock.

Conversion Date:     Investor can convert the Convertible anytime during the
                     first 90-days after the Company has an effective registration statement declared effective by the US
                     Securities and Exchange Commission (the "SEC").

Conversion Price:    The $750,000 Convertible is convertible into 1,000,000
                     shares of Common Stock.

Funds Disbursement:  Funds to be immediately released to Company by wire transfer.

Security:            Negative Pledge on Company's assets

Maturity:            Company agrees to pay Investor in full ; (a) on November
                     14, 2004 if the Company's registration has not be declared effective by the SEC, or, (b) 90 days after registration is declared effective by the SEC if Convertible is not converted prior to that date.

Right of Redemption: The Company shall have the right to redeem any or all-
                     outstanding Convertible in its sole discretion anytime after the Closing Date with (3) three-business days advance notice. The redemption price shall be the face amount redeemed plus accrued interest.

Warrants:            The Investor shall receive 1,000,000 warrants, with the
                     Convertible, to purchase 1,000,000 shares of Common Stock.
                     The warrant will be exercisable on a cash basis and will have "piggy-back" registration rights and survive for two years from the Closing Date. Exercise Price of such warrants shall be equal to 105 percent of the closing price of the stock on the closing date of the Debenture purchase.

Registration:        Promptly, but no later than 60 days from the Closing Date, the Company shall file a registration statement with the United States Securities & Exchange Commission ("SEC") and use its best efforts to ensure that such registration statement is declared effective by November 15, 2004. In the event the registration statement is not declared effective by that date, Company shall redeem the entire outstanding Convertible plus accrued interest. In the event Company has not fully completed this redemption within 30 days after November 14, 2004, Company shall be deemed to be in default under the terms of this Debenture.

Share Issuance:      Failure to issue unrestricted, freely tradable Common Stock to the Investor(s) upon Conversion after the registration statement filed pursuant to this transaction has been declared effective shall be considered an Event of Default, which if not cured within 10 days, shall entitle the Investor(s) to accelerate full repayment of the Convertible then outstanding. The Company acknowledges that the failure to honor the Conversion shall cause definable financial hardship on the Investor.

                     At all times, the Company shall keep available Common Stock duly authorized for issuance against the Convertible. If at any time, the Company does not have available an amount of authorized and non-issued Common Stock necessary to satisfy full Conversion of the then outstanding amount of the Convertible, the Company shall call and hold a special meeting within 30 days of such occurrence, for the sole purpose of increasing the number of shares of Common Stock authorized. Management of the Company shall recommend to shareholders to vote in favor of increasing the number of Common Stock authorized. Management shall also vote all of its shares in favor of increasing the number of Common Stock authorized.

Legal Fees:          The Company and Investor will each be responsible for and
                     pay their respective legal expenses.

Choice of Law:       This Debenture shall be enforced, governed and construed in all respects in accordance with the laws of the State of
                     Michigan as such laws are applied by Michigan courts to
                     agreements entered into and to be performed in the State of
                     Michigan.
===================================================================


                  WARRANT

Warrant for _____________________ Shares of Common Stock

THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAW. NEITHER THIS WARRANT, THE COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT, NOR ANY PORTION THEREOF OR INTEREST THEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE COMPANY SHALL HAVE RECEIVED, AT THE EXPENSE OF THE HOLDER THEREOF, EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO THE COMPANY (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY).

Right to Purchase_________ Shares

WARRANT TO PURCHASE _______ SHARES OF COMMON STOCK OF McKENZIE BAY INTERNATIONAL, LTD. This is to Certify that, for value received, _____________ (the "Holder"), is entitled to purchase, subject to the provisions of this Warrant, from McKenzie Bay International L Ltd., a Delaware corporation (the "Company"), at any time on or after date hereof, and not later than 5:00 p.m. EST, two years after July ____, 2004, ___________________________________________shares of the Common Stock, US$.001 par value, of the Company (the "Common Stock") at a purchase price per share equal to US$____, subject to adjustment as to the number of shares and purchase price as hereinafter set forth. The shares of the Company's Common Stock issuable upon the exercise of this Warrant are called herein the "Warrant Stock." The price per share of the Warrant Stock as adjusted from time to time as hereinafter set forth is sometimes referred to as the "Exercise Price." The Holder hereof may exercise this Warrant as to all or any portion of the shares of the Warrant Stock which such Holder shall have the right to acquire hereunder. This Warrant is the Warrant referred to in that certain Subscription Agreement of even date herewith (the "Subscription Agreement") between the Company and the Holder.

(a) Exercise of Warrant. This Warrant may be exercised by presentation and surrender hereof to the Company with the Exercise Notice attached hereto as Annex A. The Warrant shall be deemed to have been exercised when (i) the Company has received a completed Exercise Notice, and (ii) the Company has received payment in the amount of the applicable Exercise Price, notwithstanding that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. If the stock transfer books of the Company shall be closed on the date of receipt of the Exercise Notice and the Exercise Price as aforesaid, the Holder shall be deemed to be the holder of such shares of Common Stock on the next succeeding day on which the stock transfer books of the Company shall be opened. If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the right of the Holder to purchase the balance of the shares purchasable hereunder. In the event this Warrant shall not be exercised on or before five years after the date of issue, this Warrant shall become void and all rights hereunder shall cease.

(1) Method of Payment. Holder maypay the applicable Exercise Price by cash, check or cash equivalent.

(2) Expenses of Issuance. The Company shall issue the Shares upon exercise of this Warrant without charge to Holder for any issuance tax or other cost incurred by the Company in connection with such exercise and the related issuance of the Shares. Each of the Shares shall, upon payment of the Exercise Price therefor, be fully paid and nonassessable and free from all liens and charges with respect to the issuance thereof.

(3) Withholding Taxes. Holder shall satisfy any federal, state, local or foreign withholding tax obligations arising from the exercise of the Warrant or the subsequent disposition of the Shares.

(b) Reservation of Shares; Stock Fully Paid. The Company agrees that at all times there shall be authorized and reserved for issuance upon exercise of this Warrant such number of shares of its Common Stock as shall be required for issuance or delivery upon exercise of this Warrant. All shares that may be issued upon exercise hereof, will upon issuance, be validly issued, fully paid and non-assessable.

(c) Fractional Shares. This Warrant shall be exercisable in such manner as not to require the issuance of fractional shares or scrip representing fractional shares. If, as a result of adjustment in the Exercise Price or the number of shares of Common Stock to be received upon exercise of this Warrant fractional shares would be issuable, no such fractional shares shall be issued. In lieu thereof the Company shall pay the Holder an amount in cash equal to such fraction multiplied by the current market value of such fractional share. The current value shall be an amount, not less than twice book value, determined in such reasonable manner as may be prescribed by the Board of Directors of the Company, such determination to be final and binding on the Holder.

(d) Exchange or Assignment of Warrant. Holder may not, directly or indirectly, voluntarily or involuntarily, sell, assign, transfer, pledge, hypothecate, encumber or otherwise dispose of, voluntarily or involuntarily, directly or indirectly (each, a "Transfer") this Warrant, except that Holder may transfer the Warrant to Holder's spouse and direct descendants of Holder, and the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of Holder's estate upon death (each, a "Permitted Transferee"); provided, however, that (x) any such Permitted Transferee shall have agreed in writing to be bound by the terms of this Agreement with respect to the Shares and (y) any transfer to a Permitted Transferee shall not be in violation of applicable federal or state securities laws.

(e) Rights of the Holder; Limitation on Liability. The Holder shall not, prior to exercise of this Warrant, by virtue hereof, be entitled to any rights of a shareholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in the Warrant. No provision hereof, in absence of an affirmative action by the Holder to purchase the Warrant Stock, and no enumeration herein of rights or privileges by the Holder, shall give rise to any liability of the Holder for the Exercise Price of the Warrant Stock.

(f) Adjustment of Exercise Rights. The Exercise Price or the number of shares of Common Stock to be received upon the exercise of this Warrant, or both shall be subject to adjustment from time to time as follows: (l) Dividends. In case any additional shares of Common Stock or any obligation or stock convertible into or exchangeable for shares of Common Stock (such convertible or exchangeable obligations or stock being hereinafter called "Convertible Securities") shall be issued as a dividend on any class of stock of the Company, such shares or Convertible Securities shall be deemed to have been issued without consideration, on the day next succeeding the date for the determination of stockholders' entitled to such dividend; and any issuance of any such additional shares of Common Stock as a dividend on Common Stock shall be treated as a subdivision as a whole of the number of shares of Common Stock then outstanding into a greater number of shares, and the Exercise Price shall be adjusted under Subsection

       (2) of this Section (f) and not under this Subsection (l). If at any time the Company shall declare a cash dividend on its Common Stock and shall, contemporaneously therewith, give to the holders of Common Stock the option to purchase additional Common Stock at a price which shall net the Company in the aggregate substantially the amount, or less than the amount, of such cash dividend, the aggregate number of shares of Common Stock actually issued and issuable pursuant to the exercise of such option shall be deemed to have been issued as a stock dividend on the date of the expiration of such option. Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment in the Exercise Price in the case of the issuance at any time or from time to time of any shares of Common Stock pursuant to any exercise of this Warrant. Effect of "Split-ups" and "Split-down" and Certain Dividends. In case at any time or from time to time the Company shall subdivide as a whole, by reclassification, by the issuance of a stock dividend on the Common Stock payable in Common Stock, or otherwise, the number of shares of Common Stock then outstanding into a greater number of shares of Common Stock, with or without par value, the Exercise Price then in effect shall be reduced proportionately, and the number of shares of Warrant Stock then exercisable hereunder shall be increased proportionately. In case at any time or from time to time the Company shall consolidate as a whole, by reclassification or otherwise, the number of shares of Common Stock then outstanding into a lesser number of shares of Common Stock, with or without par value, the Exercise Price then in effect shall be increased proportionately and the number of shares of Warrant Stock then exercisable hereunder shall be decreased proportionately.

        (3) Statement of Adjusted Exercise Price. Whenever the Exercise Price is adjusted pursuant to any of the foregoing provisions of this Section
            (f), the Company shall forthwith prepare a written statement signed by the President or the Treasurer of the Company, setting forth the adjusted Exercise Price and any adjustment in the number of shares purchasable hereunder, determined as provided in this Section (f), and in reasonable detail the facts requiring such adjustment. Such statement shall be filed among the permanent records of the Company, shall be furnished to the Holder of each Warrant upon request, and shall be open to inspection by the Holders of the Warrants during normal business hours.

        (4) Effect of Merger or Consolidation. In case the Company shall enter into any consolidation with or merger into any other corporation wherein the Company is not the surviving corporation, or sell or convey its property as an entirety or substantially as an entirety and in connection with such consolidation, merger, sale or conveyance shares of stock or other securities shall be issuable or deliverable in exchange for the Common Stock of the Company, the Holder of any Warrant shall thereafter be entitled to purchase pursuant to such Warrant (in lieu of the number of shares of Common Stock which such Holder would have been entitled to purchase immediately prior to such consolidation, merger, sale or conveyance) the shares of stock or other securities to which such number of shares of Common Stock would have been entitled at the time of such consolidation, merger sale or conveyance, at an aggregate Exercise Price equal to that which would have been payable if such number of shares of Common Stock had been purchased immediately prior thereto. In case of any such consolidation, merger, sale or conveyance, appropriate provision (as determined by resolution of the Board of Directors of the Company with the approval of the Holder) shall be made with respect to the rights and interests thereafter of the Holders of Warrants, to the end that all the provisions of the Warrants (including adjustment provisions) shall thereafter be applicable, as nearly as reasonably practicable, in relation to such stock or other securities.

    (5) Reorganization and Reclassification. In case of any capital reorganization or any reclassification of the capital stock of the Company (except as provided in Subsection (2) of this Section (f)); the Holder of any Warrant shall thereafter be entitled to purchase pursuant to such Warrant (in lieu of the number of shares of Common Stock which such Holder would have been entitled to purchase immediately prior to such reorganization or reclassification) the shares of stock of any class or classes or other securities or property to which the holder of such number of shares of Common Stock would have been entitled at the time of such reorganization or reclassification, at an aggregate Exercise Price equal to that which would have been payable if such number of shares of Common Stock had been purchased immediately prior to such reorganization or reclassification, appropriate provision (as determined by resolution of the Board of Directors of the Company with the approval of the Holder) shall be made with respect to the rights and interest thereafter of the Warrants (including adjustment provisions) shall thereafter be applicable, as nearly as reasonably practicable, in relation to such stock or other securities or property.

    6) Distributions. In case the Company shall make any distribution of its assets to holders of its Common Stock as a liquidation or partial liquidation dividend or by way of return of capital, or other than as a dividend payable out of earnings or any surplus legally available for dividends under the laws of the State of Michigan, then the Holder of this Warrant who thereafter exercises the same as herein provided after the date of record for the determination of those holders of Common Stock entitled to such distribution of assets, shall be entitled to receive for the purchase price of the shares of Common Stock stated in this Warrant, in addition to the Shares of Common Stock, the amount of such assets (or at the option of the Company, a sum equal to the value thereof at the time of such distribution to holders of Common Stock, as such value is determined by the Board of Directors of the Company in good faith), which would have been payable to such Holder had he been the holder of record of such shares of Common Stock on the record date for the determination of those entitled to such distribution.

   (7) Dissolution or Liquidation. In case the Company shall liquidate or wind up its affairs, the Holder of this Warrant shall be entitled, upon the exercise thereof, to receive, in lieu of the shares of Common Stock of the Company which it would have been entitled to receive, the same kind and amount of assets as would have been issued, distributed or paid to it upon any such dissolution, liquidation or winding up with respect to such shares of Common Stock of the Company, had it been the holder of record of such shares of Common Stock on the record date for the determination of those entitled to receive any such liquidating distribution; provided, however, that all rights under this Warrant shall terminate on a date fixed by the Company, such date to be not earlier than the date of commencement of proceedings for dissolution, liquidation or winding up and not later than 30 days after such commencement date, unless the Holder shall have, prior to such termination date, exercised this Warrant. Notice of such termination of rights under this Warrant shall be given to the last registered Holder hereof, as the same shall appear on the books of the Company, by mail at least 30 days prior to such termination date. In the event of such notice the Holder may exercise this Warrant prior to the fifth anniversary hereof.

       (g) Limitations on Transfer of Warrant Stock. The Common Stock issuable pursuant hereto has not been registered under the Act. Accordingly, by acceptance hereof the Holder agrees that:

           (l) It will acquire the Common Stock issuable pursuant hereto to be held as an investment and that it will not attempt to sell, distribute or dispose of the same except pursuant to this agreement and:

               (a) pursuant to a registration statement filed and rendered effective under the Act;

                  or

              (b) pursuant to a specific exemption from registration under the
                  Act.

          (2) There shall appear on the certificate or certificates evidencing any Common Stock issued pursuant hereto a legend as follows:

              THIS SECURITY HAS NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAW. NEITHER THIS SECURITY NOR ANY PORTION HEREOF OR INTEREST HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE CORPORATION SHALL HAVE RECEIVED, AT THE EXPENSE OF THE HOLDER HEREOF, EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO THE CORPORATION (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION).

      (h) Company shall cover all shares which may be issued to Investor under the terms of this Warrant in the Registration Statement filed with the SEC under the terms of the Debenture pursuant to which this warrant is being granted. (i) Notices. All notices, payments, requests and demands and other communications required or permitted under this Warrant shall be deemed to have been duly given, delivered and made if in writing and if served either by personal delivery to the party for whom it is intended or by being deposited, postage prepaid, certified or registered mail return receipt requested to the address shown below or such other address as may be designated in writing hereafter by such party:

          If to the Company: McKenzie Bay, International, Ltd. Gregory N. Bakeman 975 Spaulding Ave. Grand Rapids, MI 49546

          With a copy to:

          If to the Holder: With a copy to: ____________________
          ____________________ ____________________ ____________________

    (i) Governing Law. This Warrant shall be construed and enforced in accordance with and governed by the laws of the State of Michigan.

    (j) Controversy. In the event of any controversy, claim or dispute between the parties hereto, arising out of or relating to this Warrant, the prevailing party shall be entitled to recover from the non-prevailing party reasonable expenses, attorneys' fees, and costs. (k) Further Assurances. The parties agree to execute, acknowledge and deliver any and all such other documents and to take any and all such of the action as may, in the reasonable opinion of either of the parties hereto be necessary or convenient to efficiently carry out any or all of the purposes of this Warrant.

    (l) Severability. Each and all provisions of this Warrant deemed to be prohibited by law or otherwise held invalid shall be ineffective only to the extent of such prohibition or invalidity and shall not invalidate or otherwise render ineffective any or all of the remaining provisions of this Warrant.

    (m) Parties in Interest Assignment. The Company may assign any and all of its rights under this Agreement to its successors, and this Agreement shall inure to the benefit of, and be binding on, the successors of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon the Holder and his heirs, executors, administrators, successors and assigns.

    (n) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supercedes in its entirety all prior undertakings and agreements of the Company and the Holder with respect to the subject matter hereof, and may not be modified adversely to the Holder interest except by means of a writing signed by the Company and the Holder.

    [Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this instrument to be signed by its Chief Financial Officer, and attested by its President as of the ____ day of July, 2004.

ATTEST: McKENZIE BAY INTERNATIONAL, LTD. Gary Westerholm President

        -----------------------------

        Gregory N. Bakeman Chief Financial Officer

       -----------------------------

ANNEX A EXERCISE NOTICE To: McKenzie Bay International, Ltd.

Dated: The undersigned, pursuant to the provisions set forth in the Stock Warrant Agreement dated effective as of _____, 2004 (the "Agreement"), hereby exercises his right to purchase __________ of the Shares at the Exercise Price of $___ as provided in the Agreement, and makes payment herewith in full therefor, either in the form of cash, check or cash equivalent at the price per share provided in the Agreement.

Signature _____________________